Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Lisata Therapeutics, Inc. for the registration of 350,498,987 shares of common stock offered by the selling securityholders, and to the incorporation by reference therein of our report dated November 12, 2026, with respect to the combined financial statements of Marea Therapeutics, Inc. and M2 Therapeutics, Inc. as of and for the years ended December 31, 2025 and 2024 included in Lisata Therapeutics, Inc.’s Current Report on Form 8-K/A dated November 12, 2026, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Mateo, California
November 12, 2026